Exhibit 99.1



FOR IMMEDIATE RELEASE


            TOWER REALTY TRUST, INC. ANNOUNCES SPECIAL DIVIDEND
                    AND POSTPONEMENT OF SPECIAL MEETING


      New York, May 10, 1999 -- Tower Realty Trust, Inc. (NYSE: TOW) today announced that, in response to the announcement by Reckson Associates Realty Corp. (NYSE: RA) that it had entered into an agreement to acquire a $425 million first mortgage note secured by the property located at 919 Third Avenue, New York, New York, the special meeting of Tower stockholders to vote on the proposed merger of Tower with and into a subsidiary of Reckson will be postponed until May 24, 1999. A supplement to the joint proxy statement/prospectus of Tower and Reckson will be mailed to stockholders and unitholders of Tower today and will contain revised financial information relating to Reckson which will take into account its acquisition of this new property. If a stockholder has already submitted a proxy card and does not wish to change his or her vote after reviewing the supplement, he or she need not take any further action. All other terms and conditions of the merger, other than the date on which either party may terminate the agreement if the merger has not yet occurred which has been extended to June 21, 1999, have remained the same.

      In addition, Tower today announced the declaration of a prorated distribution to common stockholders of $0.250714 per share (subject to reduction in limited circumstances as described below) for the period April 1, 1999 through and including May 24, 1999, provided that the merger occurs on May 24, 1999. This distribution would be payable approximately thirty days after the effectiveness of the merger to holders of record on May 21, 1999, the last business day prior to the proposed effective time of the merger. This distribution is contingent on the merger taking place.

      The current $0.250714 prorated distribution is based upon a 54-day period from the beginning of the current quarter through the expected effective date of the merger. In the event the effective date of the merger is again postponed, the record date will be changed to the last business day prior to the effective time of the merger and the current distribution amount will be increased by $0.004643 for each postponed day. Tower's current annual distribution rate is $1.69 per share.

      The board of Tower shall have the right to reduce the dividend to an amount not less than $0.058521 per share at any time prior to the effective time of the merger in order to fund, under certain circumstances as previously announced, a litigation trust for the purpose of pursuing certain litigation rights in favor of Tower. It is not currently anticipated that the dividend will be so reduced in order to fund this litigation trust.

      Tower Realty Trust, Inc., a self-administered real estate investment trust, is engaged in developing, acquiring, owning, renovating, managing and leasing office properties in the Manhattan, Phoenix/Tucson and Orlando markets. The company currently owns interests, through an operating partnership, in a portfolio of 25 office buildings encompassing approximately 4.6 million rentable square feet.

      Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve certain risks and uncertainties. Although Tower Realty Trust, Inc. believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Tower Realty Trust, Inc. can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from Tower Realty Trust, Inc.'s expectations include changes in real estate conditions (including rental rates and competing properties) or in industries in which their principal tenants compete, failure to consummate anticipated transactions, timely leasing of unoccupied square footage, timely releasing of occupied square footage upon expiration and other risks detailed from time to time in the Tower Realty Trust, Inc.'s reports filed with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K.

      For more information, please contact Lester S. Garfinkel, Tower Realty Trust, Inc., (212) 448-1864 or Roanne Kulakoff, Kekst & Company,
(212) 521-4800.


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